UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 30, 2007

REDDY ICE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32596	56-2381368
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8750 North Central Expressway, Suite 1800
Dallas, Texas  75231
(Address of principal executive offices)

Registrant’s telephone number, including area code: (214) 526-6740

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry Into a Material Definitive Agreement.

Reddy Ice Holdings, Inc., a Delaware corporation (the “Company”), announced on August 30, 2007 that it has entered into an amendment (the “Amendment”), dated as of August 30, 2007, to the Agreement and Plan of Merger, dated as of July 2, 2007 (the “Merger Agreement”), by and among the Company, Frozen, LLC, a Delaware limited liability company, Hockey Parent Inc., a Delaware corporation (together with Frozen, LLC, the “Parents”) and Hockey MergerSub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Parents (“Merger Sub”).  The Parents are entities formed by funds managed by GSO Capital Partners, L.P. (“GSO”).

Reddy Ice also announced the conclusion on August 14, 2007 of the “go shop” period for solicitation of alternative transactions to the merger contemplated by the Merger Agreement.  Since the signing of the Merger Agreement on July 2, 2007, the Company and its financial advisors have contacted 47 potential buyers.  At the time the “go shop” period ended, the Company was not actively engaged in discussions with any potential buyers regarding alternative proposals.

The Amendment modifies the terms of the Merger Agreement to, among other things:

(i)            Reduce, from $7.0 million to $3.5 million, the maximum expense reimbursement payable to the Parents if the Company’s stockholders reject the merger.

(ii)           Provide the Parents with the right to extend the pre-closing marketing period to any date on or prior to January 31, 2008, and, if the Company consents in its sole discretion, to extend such period from January 31, 2008 to any date on or prior to February 28, 2008.

(iii)          Amend the limitations on the Company’s dividends during the fourth quarter of 2007.  Pursuant to the amendment, if the merger closes between November 1, 2007 and December 31, 2007, the Company will be permitted to pay a special partial dividend for the fourth quarter, in an amount not to exceed the lesser of (i) the pro rata portion of the Company’s customary $0.42 per quarter dividend for the portion of the quarter occurring prior to the closing date and (ii) $0.21 per share, or one-half of the Company’s current quarterly dividend rate.  If the merger does not close on or prior to December 31, 2007, the Company would be permitted to pay its full quarterly dividend for the fourth quarter.  The amendment does not permit the payment of a partial dividend for the first quarter of 2008, in the event that the merger closes in 2008.

The Company also announced that its board of directors has not yet set a date for the special meeting of stockholders for the purpose of voting on the proposed merger, however the Company has declared a record date of September 10, 2007 for the determination of stockholders entitled to vote at the special meeting.  The Company anticipates that the special meeting will be held in the middle of October.  The Company has received all necessary regulatory approvals for the merger.

A copy of the Amendment is attached hereto as Exhibit 2.1.

A copy of the press release issued by the Company on August 30, 2007 (the “Press Release”) announcing the execution of the Amendment is attached hereto as Exhibit 99.1.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment and the Press Release, which are attached hereto and incorporated by reference herein.

Important Additional Information will be Filed with the SEC:

In connection with the proposed merger, the Company has prepared and filed a preliminary proxy statement and will prepare a definitive proxy statement for the stockholders of the Company to be filed with the SEC.  Before making any voting decision, the company’s stockholders are urged to read the proxy statement regarding the merger carefully in its entirety when it becomes available because it will contain important information about the proposed transaction.  The Company’s stockholders and other interested parties will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. The Company’s stockholders and other interested parties will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Reddy Ice Holdings, Inc., 8750 North Central Expressway, Suite 1800, Dallas, Texas 75231, telephone: (214) 526-6740, or from the Company’s website, http://www.reddyice.com.

The Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the merger.  Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the proxy statement for the Company’s 2007 Annual Meeting of Stockholders, which was filed with the SEC on April 16, 2007.  Stockholders and investors may obtain additional information regarding the interests of the Company and its directors and executive officers in the merger, which may be different than those of the Company’s stockholders generally, by reading the proxy statement and other relevant documents regarding merger, which will be filed with the SEC.

Item 9.01.              Financial Statements and Exhibits.

(d)	Exhibits.

	2.1†	Amendment No. 1 to Agreement and Plan of Merger, dated as of August 30, 2007, by and among the Reddy Ice Holdings, Inc., Frozen, LLC, Hockey Parent Inc. and Hockey MergerSub, Inc.

	99.1†	Press Release dated August 30, 2007.

†                     Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:       August 30, 2007

REDDY ICE HOLDINGS, INC.

By:	/s/ Steven J. Janusek
	Name:	Steven J. Janusek
	Title:	Chief Financial and Accounting Officer